                                                                    EXHIBIT 5.01

                         Shaw Pittman Potts & Trowbridge
                A Partnership Including Professional Corporations
                                2300 N Street, NW
                            Washington, DC 20037-1128


                               September 25, 1998



Crescent Real Estate Equities Company
777 Main Street, Suite 2100
Fort Worth, Texas 76102-5325

RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the registration of 3,841,883 shares (the "Shares") of the Common Shares of beneficial interest, $0.01 par value, of the Company pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "Plan").

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that the Shares have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the Plan referred to in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                            Very truly yours,


                                            /s/ SHAW PITTMAN POTTS & TROWBRIDGE